UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2019

CASEY'S GENERAL STORES, INC.
(Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

001-34700	42-0935283
(Commission File Number)	(I.R.S. Employer Identification Number)

One SE Convenience Blvd., Ankeny, Iowa
(Address of principal executive offices)

50021
(Zip Code)

515/965-6100
(Registrant's telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	CASY	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2019, the the Board of Directors (the "Board") of Casey’s General Stores, Inc. (the “Company”) approved a special strategic grant of performance-based restricted stock units (“PSUs”) to the Company’s President and Chief Executive Officer, Darren M. Rebelez, in respect of 5,000 shares of the Company’s common stock, and the Company entered into an award agreement (the “Award Agreement”) with Mr. Rebelez to reflect the terms of the PSUs. The PSUs are subject to vesting based on both achievement by the Company of the performance goals described below and Mr. Rebelez’s continued service until the relevant vesting dates. The performance goals relate to the Company’s performance during calendar year 2020 in respect of certain elements of the Company’s current three-year strategic plan.

Up to 2,500 of the PSUs (the “Loyalty Program Goal PSUs”) are subject to vesting based on a net increase in the number of members enrolled in the Company’s loyalty program, the Casey’s Rewards program, based on the number of members as of December 31, 2020 as compared to the number as of December 1, 2019. In the event of a net increase of at least 200% by December 31, 2020, this goal will be achieved in respect of 75% of the Loyalty Program Goal PSUs, and in the event of a net increase of at least 300% by December 31, 2020, this goal will be achieved in respect of 100% of the Loyalty Program Goal PSUs.

Up to 2,500 of the PSUs (the “E-Commerce Goal PSUs”) are subject to vesting based on an increase in the number of E-Commerce transactions by the Company’s customers (including through the Company’s website and its mobile application) during calendar year 2020. In the event of an increase of at least 40% from the number of transactions during calendar year 2019, this goal will be achieved in respect of 75% of the E-Commerce Goal PSUs, and in the event of an increase of at least 50% from the number of transactions during calendar year 2019, this goal will be achieved in respect of 100% of the E-Commerce Goal PSUs.

To the extent that the relevant performance goal is not achieved in respect of the PSUs, such PSUs will be forfeited. In addition, if a goal is met at a level that falls between 75% and 100% achievement, linear interpolation will be applied to determine the level of achievement.

Following achievement of performance goals, the PSUs will remain subject to service-based vesting, which will occur one-third on each of January 15, 2021 (or, if later, the date on which the Compensation Committee of the Board (the "Committee") certifies achievement of the goals), January 15, 2022 and January 15, 2023, subject to Mr. Rebelez’s continued employment until the relevant vesting date.

If Mr. Rebelez’s employment terminates due to death or disability after December 31, 2020 (other than during the 24-month period following a change in control of the Company), to the extent that performance goals have been achieved, Mr. Rebelez will vest in the PSUs that otherwise would have vested on the next vesting date. In the event of a change in control prior to December 31, 2020, the Committee will assess the performance goals and determine the extent to which they were met as of the change in control. In the event of termination of Mr. Rebelez’s employment without cause, for good reason or due to death or disability within the 24-month period following a change in control, Mr. Rebelez will vest in full in any outstanding PSUs. In addition, upon a change in control, if the PSUs are not assumed by the acquirer, they will vest in full. The definitions of change in control, cause and good reason are set forth in the Company’s 2018 Stock Incentive Plan, and the definition of disability is set forth in Mr. Rebelez’s employment agreement with the Company.

The foregoing summary of the Award Agreement is a general description only and is qualified in its entirety by reference to the full text of the Award Agreement, which is filed as Exhibit 10.1 to this Current Report, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Performance-Based Restricted Stock Units Agreement (Special Strategic Grant to Darren M. Rebelez) and Award Summary under 2018 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASEY'S GENERAL STORES, INC.

Dated: December 26, 2019	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and
Chief Financial Officer